TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement is made as of this 11th day of April, 2017 by and among Resource Financial Fund Management, Inc. a Delaware corporation (“RFFM”), Resource Alternative Advisor, LLC, a Delaware limited liability company (“RAA”), each of which is currently a registered adviser under the Investment Advisers Act of 1940, as amended, (the “Investment Advisers Act”), and Resource Credit Income Fund (the “Fund”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

WHEREAS, RFFM and the Fund are parties to an Investment Advisory Agreement dated as of September 9, 2016 (the “Advisory Agreement”); and

WHEREAS, RFFM and the Fund are parties to an Expense Limitation Agreement dated as of September 9, 2016 (the “Expense Limitation Agreement”) (the Advisory Agreement and Expense Limitation Agreement are collectively referred to as the “Agreements”); and

WHEREAS, RFFM, RAA and the Fund desire that RAA be substituted for RFFM under the Agreements in a transaction that does not result in a change of actual control or management of the adviser to the Fund in accordance with Rule 2a-6 under the Investment Company Act and is therefore not an “assignment” for purposes of Section 15(a)(4) or Section 15(b)(2) of the Investment Company Act or as defined or in Rule 202(a)(1)-1 under the Investment Advisers Act.

NOW, THEREFORE, based on the foregoing, the parties agree as follows:

1. Transfer. RFFM hereby transfers and sets over to RAA all of RFFM’s rights, interest and obligations in and under the Agreements.

2. Assumption. RAA, intending to be legally bound, hereby accepts the foregoing transfer of the Agreements, and from and after the date hereof, assumes and agrees to perform all duties and obligations of RFFM under the Agreements accruing from and after the date hereof.

3. Guarantee. RFFM hereby guarantees the performance of the financial obligations of RAA under the Agreements for a period of two (2) years from the effective date of this agreement.

4. No Change of Control. The parties intend that the transfer of the Agreements from RFFM to RAA shall not result in a change of actual control or management of the investment manager of the Fund and shall not constitute an assignment of the Agreements under the provisions of Rule 2a-6 under the Investment Company Act or as defined or in Rule 202(a)(1)-1 under the Investment Advisers Act.

5. Technical Amendment. The parties agree that all references in the Agreements to RFFM shall hereby be changed to RAA.

IN WITNESS WHEREOF, RFFM, RAA, and the Fund hereby execute this Transfer and Assumption Agreement as of the day and year first above written.

RESOURCE FINANCIAL FUND MANAGEMENT, INC.

By:	/s/ Jeff Blomstrom
Name:	Jeff Bromstrom
Title:	President

RESOURCE ALTERNATIVE ADVISOR, LLC

By:	/s/ Justin Milberg
Name:	Justin Milberg
Title:	Senior Vice President

RESOURCE CREDIT INCOME FUND

By:	/s/ Justin Milberg
Name:	Justin Milberg
Title:	President

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